EXHIBIT 23.1

Independent Auditors’ Consent

The Board of Directors

SERENA Software, Inc.:

We consent to the use of our reports dated February 18, 2003, with respect to the consolidated balance sheets of SERENA Software, Inc. and subsidiaries as of January 31, 2002 and 2003, and the related consolidated statements of income and comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended January 31, 2003, and related financial statement schedule, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus. Our reports refer to a change in accounting for goodwill and other intangible assets.

/s/    KPMG LLP

San Francisco, California

February 11, 2004